Calculation of Filing Fee Tables
S-8
TIDEWATER INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.001 per share	457(a)	2,250,000	$ 64.89	$ 146,002,500.00	0.0001381	$ 20,162.95
Total Offering Amounts:						$ 146,002,500.00		$ 20,162.95
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 20,162.95
Offering Note
[1]	1a. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall be deemed to cover an indeterminate number of additional shares of common stock, par value $0.001 per share ("Common Stock"), of Tidewater Inc. that may become issuable as a result of stock splits, stock dividends, or similar transactions pursuant to the adjustment or anti-dilution provisions of the Tidewater Inc. Amended and Restated 2021 Stock Incentive Plan (as amended from time to time, the "Plan"). The "Amount Registered" represents 2,250,000 shares of Common Stock that may be issued under the Plan. The "Proposed Maximum Offering Price Per Unit" and "Maximum Aggregate Offering Price" have been estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act based upon the average of the high and low prices of a share of Common Stock as reported on the New York Stock Exchange on June 22, 2026, which was equal to $64.89.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources